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                                                                EXHIBIT 99(P)(1)

                       THE PAYDEN & RYGEL INVESTMENT GROUP

                                 CODE OF ETHICS

        Pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, Payden & Rygel Investment Group (the "Trust") has adopted this Code of Ethics for its officers, trustees and advisory employees. This Code of Ethics is designed to prevent designated persons with access to information relating to Trust portfolio transactions from engaging in inappropriate personal securities transactions and to require reports from such persons of certain purchases and sales of securities.

A.      DEFINITIONS

        When used in this Code of Ethics, the following terms have the following meanings:

        1. Access Person. The term "access person" means any trustee, officer, or advisory employee (as hereinafter defined) of the Trust.

        2. Advisory Employee. The terms "advisory employee" means any employee of the Trust or Payden & Rygel who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales. In the event that any individual or company should be in a control relationship to the Trust, the term "advisory employee" would include such an individual or any employee of such a company to the same extent as an employee of the Trust.

        3. Beneficial Ownership. "Beneficial ownership" has the same meaning as would be used in determining whether an employee is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in an access person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains therefrom benefits substantially equivalent to those of ownership. A copy of a Release issued by the Securities and Exchange Commission on the meaning of the term "beneficial ownership" is available upon request, and should be studied carefully by any access person concerned with this definition before preparing any report required hereunder.

        4. Considered for Purchase or Sale. A security is "being considered for purchase or sale" when a recommendation to purchase or sell such

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               security has been made and communicated by any advisory employee in the course of his or her duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

        5. Control. The term "control" has the same meaning as that set forth in Section 2(a) (9) of the Investment Company Act of 1940.

        6. Disinterested Trustee. The term "disinterested trustee" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a) (19) of the Investment Company Act of 1940.

        7. Security. The term "security" has the same meaning as set forth in Section 2 (a) (36) of the Investment Company Act of 1940. Any prohibition or reporting obligation relating to a security applies to any option, warrant or right to purchase or sell such security and any security convertible into or exchangeable for such security.

        8. Short-term Trading. "Short-term trading" is defined as a purchase and sale, or sale and purchase, of the same (or equivalent) securities, which both occur within any 60-day period.

B.      PROHIBITED ACTIONS

        1.     Purchases and Sales.

               a. No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being purchased or sold by the Trust or is being considered for purchase or sale. This prohibition shall continue until five days after the time that the Trust completes the purchase or sale or determines not to make the purchase or sale. Any profits realized by advisory employees in violation of this provision shall be disgorged to the Trust.

               b. Advisory employees are prohibited from purchasing any non-exempt security in an initial public offering. Advisory employees are prohibited from purchasing any non-exempt security in a private placement unless they obtain the prior written approval of the President or any Vice-President of the Trust, who shall consult with advisory employees who have no personal interest in the issuer prior to granting such approval. Any advisory employee obtaining such approval shall fully disclose his or her investment when playing a part in the Trust's investment consideration of an investment in such issues.


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               c.     Any profits realized by advisory employees from short-term trading of a non-exempt security shall be disgorged to the Trust.

        2. Gifts. Advisory employees are prohibited from receiving any gift of item valued at more than $100 per donor per year from any person or entity that does business with or on behalf of the Trust.

        3. Service as a Director. Advisory employees are prohibited from serving on the board of directors of a company whose stock is publicly traded, absent prior authorization from the President or any Vice-President of the Trust based upon a determination that the board service would be consistent with the interests of the Trust and its shareholders. In the event that such service by an advisory employee is approved, such advisory employee shall be isolated from those making investment decisions with respect to such company.

        4. Confidentiality. No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Trust) any information regarding securities transactions made or being considered by or on behalf of the Trust.

C.      EXEMPT PURCHASES AND SALES

        The prohibited actions of Section B(1) shall not apply to:

        1. Purchases or sales of securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper or shares of registered open-end investment companies.

        2. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control, or in any account of the access person which is managed on a discretionary basis by a person other than the access person and with respect to which the access person does not in fact influence or control such transactions.

        3. Purchases which are part of an automatic dividend reinvestment plan.

        4. Purchases or sales of securities which are not eligible for purchase or sale by the Trust.

        5. Purchases or sales which are non-volitional on the part of either the access person or the Trust.


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        6.     Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

        7. Any fixed income securities transaction involving $100,000 principal amount or less if the access person has no prior knowledge of the Trust's transactions in such securities.

        8. Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the access person has no prior knowledge of the Trust's activity in such security and the issuer has a market capitalization greater than $1 billion.

        9. Purchases or sales which receive the prior approval of the President or any Vice President of the Trust on the basis that
               (a) the transaction is not potentially harmful to the Trust because it would be very unlikely to affect a highly liquid market and (b) the decision to purchase or sell the security is not the result of information obtained in the course of the access person's relationship with the Trust or the Investment Adviser.

D.      REPORTING AND REVIEW OF REPORTS

        1. Access Persons (other than disinterested trustees). Every access person (except disinterested trustees of the Trust) shall report to the Secretary of the Trust the information described in Section D(3) below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that no access person shall be required to make a report with respect to purchases and sales specified in Section C(1)-(3).

        2. Disinterested Trustees. A disinterested trustee of the Trust shall report such a transaction in a security if such trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, such security is or was purchases or sold by the Trust or is or was considered for purchase or sale.

        3.     Form of Reports.

               (a) Upon being hired, all access persons are required to complete a Disclosure of Personal Securities Holdings -- Initial Report form and submit the completed form within ten (10) days of their first day of employment. This report lists their securities holdings.


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               (b)    Annually, all access person are required to complete a
                      Disclosure of Personal Securities Holdings -- Annual Report. This report lists their securities holdings as of a date within thirty (30) days of the date of the form.

               (c) On a quarterly basis, all access persons are required to complete a Quarterly Report of Transactions within the first ten (10) days of each calendar quarter providing information regarding securities transactions for the preceding quarter.

               All reports shall be made on the forms available from the Secretary of the Trust. Copies of confirmation statements may be attached to a signed report in lieu of setting forth the information otherwise required.

        4. Review of Reports. The initial holdings report, annual holdings report and quarterly transaction reports for each access person will be reviewed by the Compliance Department to ensure compliance with this Code of Ethics.

        5. Disclaimer of Beneficial Ownership. Any such report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

        6. Notification of Reporting Obligation. The quarterly report is designed to comply with the requirements of the Securities and Exchange Commission under the Investment Company Act of 1940. All access persons having a duty to file reports hereunder shall be informed of such duty by the Secretary of the Trust. Once informed of a duty to file a quarterly report, an access person has a continuing obligation to file such report, in a timely manner, until such time as he or she is notified otherwise. All access persons shall certify annually that (I) they have read and understand this Code of Ethics, (ii) they recognize they are subject to this Code of Ethics, (iii)and they have complied with the requirements of this Code of Ethics, and (iv) they have disclosed or reported all personal securities transaction required to be disclosed or reported by this Code of Ethics. Information supplied on the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which the report is made.

        7. Reporting to Investment Adviser and Distributor. The information regarding personal employee securities transactions received and recorded by the Investment Adviser or Distributor, in conformity with the Investment Company Act of 1940 and the Investment Advisers Act of 1940, under their respective policy statements regarding personal


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               securities transactions of employees, shall be deemed to satisfy the reporting requirements imposed on access persons by this Code of Ethics.

E.      Sanctions.

        The Secretary of the Trust shall furnish to the Audit Committee of the Board of Trustees of the Trust reports regarding the administration hereof and summarizing any reports filed hereunder. If such report indicates that any changes hereto are advisable, the Audit Committee shall make an appropriate recommendation to the Board of Trustees. The Audit Committee also shall inquire into any apparent violations of the Code of Ethics and shall report any apparent material violations to the Board of Trustees. Upon finding of a violation of this Code of Ethics, the Board of Trustees may impose such sanctions as it deems appropriate, which may include censure, suspension or termination of status of the violator.


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